EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Santa Monica Media Corporation
We hereby consent to the use in the Registration Statement on Form S-1 of our report dated April 19, 2006, except for Note 1, as to which the date is July 10, 2006, relating to the balance sheet of Santa Monica Media Corporation (a corporation in the development stage) as of December 31, 2005, and the related statements of operations, stockholders’ deficit and cash flows for the period from June 24, 2005 (inception) to December 31, 2005, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
GUMBINER SAVETT INC.
Santa Monica, California
August 21, 2006